          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 2003
                                                     REGISTRATION NO. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             _____________________

                           PERSISTENCE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                              94-3138935
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                     1720 South Amphlett Blvd., Third Floor
                               San Mateo, CA 94402
                                 (650) 372-3600
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             _____________________

                              Christopher T. Keene
                             Chief Executive Officer
                           Persistence Software, Inc.
                     1720 South Amphlett Blvd., Third Floor
                               San Mateo, CA 94402
                                 (650) 372-3600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             _____________________

                                   COPIES TO:
                                  Laurel Finch
                               Amy Elizabeth Paye
                               Laura L. McDaniels
                                VENTURE LAW GROUP
                           A Professional Corporation
                               2775 Sand Hill Road
                              Menlo Park, CA 94025
                             _____________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                             _____________________

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. |_| _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE
================================= ================== ============================= ============================== ==================
     TITLE OF EACH CLASS OF          AMOUNT TO BE      PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED          PRICE PER SHARE (1)              OFFERING PRICE         REGISTRATION FEE
--------------------------------- ----------------- -----------------------------  ------------------------------ ------------------
Common Stock, par value $0.001         5,093,822                 $0.25                     $1,273,455.50               $254.69
================================= ================== ============================= ============================== ==================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq SmallCap Market on April 25, 2003.

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, dated April 30, 2003

                                   PROSPECTUS

                           PERSISTENCE SOFTWARE, INC.

                        5,093,822 shares of Common Stock
                         ______________________________

         THE SHARES OF COMMON STOCK OF PERSISTENCE SOFTWARE, INC. OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" ON PAGE 1 IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.
                         ______________________________

         The selling stockholders identified on page 17 of this prospectus are offering these shares of common stock. We issued certain of these shares of common stock to certain of the selling stockholders in connection with two private placements of warrants to purchase our common stock on June 28, 2001, and October 18, 2002. We issued certain of these shares of common stock to certain of the selling stockholders in connection with a private placement of our common stock and warrants on November 26, 2002. For additional information concerning these private placements, you should refer to the section entitled "Issuance of Common Stock and Warrants to Selling Stockholders" on page 14. The selling stockholders may sell the shares of common stock from time to time on the Nasdaq SmallCap Market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or principal or by a combination of such methods of sale. For additional information on the method of sale, you should refer to the section entitled "Plan of Distribution" on page 14. We will not receive any proceeds from the sale of these shares.

         The selling stockholders may be deemed to be a "underwriters," as such term is defined in the Securities Act of 1933, as amended.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "PRSW".

         On April 25, 2003, the last sale price of our common stock on the Nasdaq SmallCap Market was $0.26 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is _____________ ___, 2003.

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----

RISK FACTORS...................................................................1
THE COMPANY...................................................................13
USE OF PROCEEDS...............................................................14
ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS.................14
PLAN OF DISTRIBUTION..........................................................14
SELLING STOCKHOLDERS..........................................................17
LEGAL MATTERS.................................................................18
EXPERTS.......................................................................18
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................18
FORWARD-LOOKING STATEMENTS....................................................19

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS INCLUDING OUR FINANCIAL STATEMENTS BEFORE DECIDING WHETHER TO BUY SHARES OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE INTENDED TO BE THE ONES THAT ARE SPECIFIC TO OUR COMPANY OR INDUSTRY AND THAT WE DEEM TO BE MATERIAL, BUT ARE NOT THE ONLY ONES THAT WE FACE. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE AND OTHER RISKS AND UNCERTAINTIES, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY IN THE DATA SERVICES MARKETS.

         Because we only commenced selling EDGEXTEND and DIRECTALERT in 2002, we have a limited operating history in the data services markets. We thus face the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in the rapidly changing software industry. These risks include:

         o the timing and magnitude of capital expenditures by our customers and prospective customers;

         o our need to achieve market acceptance for our new product introductions, including DIRECTALERT and EDGEXTEND;

         o our dependence for revenue from our POWERTIER product, which was first introduced in 1997 and has achieved only limited market acceptance;

         o our need to expand our distribution capability through various sales channels, including a direct sales organization, original equipment manufacturers, third party distributors, independent software vendors and systems integrators;

         o our unproven ability to anticipate and respond to technological and competitive developments in the rapidly changing market for dynamic data management;

         o our unproven ability to compete in a highly competitive market;

         o the decline in spending levels in the software infrastructure market;

         o our dependence on the Java programming language, commonly known as J2EE, becoming a widely accepted standard in the transactional application server market; and

         o our dependence upon key personnel.

BECAUSE WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW, WE MAY NOT BECOME OR REMAIN PROFITABLE.

         We may not achieve our targeted revenues, and we may not be able to achieve or maintain profitability in the future. We have incurred net losses each year since 1996. In particular, we incurred losses of $5.4 million in 2002, $15.1 million in 2001 and $16.7 million in 2000. As of March 31, 2003, we had an accumulated deficit of $62.4 million. While we are currently targeting decreases in sales and marketing, research and development, and general and administrative expenses for 2003, as compared to the levels of those expenses in 2002, we will still need to achieve our revenue targets in order to preserve cash. Because our product markets are new and evolving, we cannot accurately predict either the future growth rate, if any, or the ultimate size of the markets for our products.

WE HAVE FINANCED OUR BUSINESS THROUGH THE SALE OF STOCK AND NOT THROUGH CASH GENERATED BY OUR OPERATIONS.

         Since inception, we have generally had negative cash flow from operations. To date, we have financed our business primarily through sales of common stock and convertible preferred stock and not through cash generated by our operations. We expect to have negative cash flow from operations for the year ending December 31, 2003.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE.

         We are currently targeting that our current cash and cash equivalents will be sufficient to meet our anticipated cash needs through at least March 31, 2004 provided that we meet our targets with respect to revenues and accounts receivable collections.

         If we experience difficulties in achieving our revenue targets, our cash and cash equivalents may not be sufficient to meet our anticipated cash needs. Accordingly, our operating plans could be restricted and our business could be harmed. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain this additional financing, our business could be jeopardized.

THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Our quarterly operating results have fluctuated significantly in the past and may continue to fluctuate significantly in the future as a result of a number of factors, many of which are outside our control. In prior years, we have often experienced an absolute decline in revenues from the fourth quarter to the first quarter of the next year. If our future quarterly operating results are below the expectations of securities analysts or investors, the price of our common stock would likely decline. The factors that may cause fluctuations of our operating results include the following:

         o our ability to close relatively large sales on schedule;

         o delays or deferrals of customer orders or deployments;

         o delays in shipment of scheduled software releases;

         o shifts in demand for and market acceptance among our various products, including our newer products, EDGEXTEND and DIRECTALERT, and our older POWERTIER product;

         o introduction of new products or services by us or our competitors;

         o annual or quarterly budget cycles of our customers or prospective customers;

         o the level of product and price competition in the application server and data management markets;

         o our lengthy sales cycle;

         o our success in maintaining our direct sales force and expanding indirect distribution channels;

         o the mix of direct sales versus indirect distribution channel sales;

         o the possible loss of sales people;

         o the mix of products and services licensed or sold;

         o the mix of domestic and international sales; and

         o our success in penetrating international markets and general economic conditions in these markets.

         We typically receive a substantial portion of our orders in the last two weeks of each fiscal quarter because our customers often delay purchases of our products to the end of the quarter to gain price concessions. Also, we tend to experience slower sales patterns in Europe in the third quarter. Because a substantial portion of our costs are relatively fixed and based on anticipated revenues, a failure to book an expected order in a given quarter would not be offset by a corresponding reduction in costs and could adversely affect our operating results.

OUR SALES CYCLE IS LONG, UNPREDICTABLE AND SUBJECT TO SEASONAL FLUCTUATIONS, SO IT IS DIFFICULT TO FORECAST OUR REVENUES.

         Any delay in sales of our products or services could cause our quarterly revenues and operating results to fluctuate. The typical sales cycle of our products is long and unpredictable and requires both a significant capital investment decision by our customers and our education of prospective customers regarding the use and benefits of our products. Our sales cycle is generally between three and nine months. A successful sales cycle typically includes presentations to both business and technical decision makers, as well as a limited pilot program to establish a technical fit. Our products typically are purchased as part of a significant enhancement to a customer's information technology system. The implementation of our products involves a significant commitment of resources by prospective customers. Accordingly, a purchase decision for a potential customer typically requires the approval of several senior decision makers. Our sales cycle is affected by the business conditions of each prospective customer, as well as the overall economic climate for technology-related capital expenditures. Due to the relative importance of many of our product sales, a lost or delayed sale could adversely affect our quarterly operating results. Our sales cycle is affected by seasonal fluctuations as a result of our customers' fiscal year budgeting cycles and slow summer purchasing patterns in Europe.

WE DEPEND ON A RELATIVELY SMALL NUMBER OF SIGNIFICANT CUSTOMERS, AND THE LOSS OF ONE OR MORE OF THESE CUSTOMERS COULD RESULT IN A DECREASE IN OUR REVENUES.

         Historically, we have received a substantial portion of our revenues from product sales to a limited number of customers. In addition, the identity of our top five customers has changed from year to year. In the three months ended March 31, 2003, sales of products and services to our top five customers accounted for 52% of total revenues. Sales to Adobe Systems accounted for 23% of total revenues and sales to J.P. Morgan Chase accounted for 10% of total revenues. In the three months ended March 31, 2002, sales of products and services to our top five customers accounted for 46% of total revenues. Sales to Salomon Smith Barney accounted for 15% of total revenues and sales to Lucent Technologies accounted for 10% of total revenues. In the year ended December 31, 2002, sales to our top five customers accounted for 55% of total revenues. Sales to Cablevision accounted for 26% of total revenues and sales to Salomon Smith Barney accounted for 13% of total revenues. In the year ended December 31, 2001, sales to our top five customers accounted for 45% of total revenues. Sales to Salomon Smith Barney accounted for 15% of total revenues and sales to Cablevision accounted for 11% of total revenues. In year ended December 31, 2000, sales to Salomon Smith Barney accounted for 16% of total revenues and sales to our top five customers accounted for 40% of total revenues. If we lose a significant customer, or fail to increase product sales to an existing customer as planned, we may not be able to replace the lost revenues with sales to other customers. In addition, because our marketing strategy is to concentrate on selling products to industry leaders, any loss of a customer could harm our reputation within the industry and make it harder for us to sell our products to other companies in that industry. The loss of, or a reduction in sales to, one or more significant customers would likely result in a decrease in our revenues.

WE ARE CURRENTLY TARGETING THAT A MATERIAL PORTION OF OUR REVENUES WILL BE DERIVED FROM SALES OF OUR NEWEST PRODUCT, EDGEXTEND, HOWEVER THERE ARE TECHNICAL AND MARKET RISKS ASSOCIATED WITH NEW PRODUCTS.

         Sales of our EDGEXTEND products currently represent a material percentage of our revenues. New products, like EDGEXTEND, often contain errors or defects, particularly when first introduced. Any errors or defects could be serious or difficult to correct and could result in a delay of product release or adoption resulting in lost revenues or a delay in gaining market share, which could harm our revenues and reputation. In addition, market adoption is often slower for newer products, like EdgeXtend, than for existing products. Because we are focusing our marketing and sales efforts on our newer EDGEXTEND data management product, any failure in market adoption of this product could affect our business.

BECAUSE OUR PRODUCTS PROVIDE ADDITIONAL FEATURES TO SUCCESSFUL APPLICATION SERVER PRODUCTS FROM IBM AND BEA, THEY MAY ADD THESE FEATURES TO A FUTURE VERSION OF THEIR PRODUCT, REDUCING THE NEED FOR OUR PRODUCTS.

         Because IBM and BEA control the development schedule and feature set of their products, we need to maintain a good working relationship with IBM and BEA if we decide to develop future versions of EDGEXTEND for those new versions of WebSphere and WebLogic. Failure to develop future versions compatible with the latest versions from IBM and BEA could greatly reduce market acceptance for our products. IBM or BEA could add features to their products, which would reduce or eliminate the need for our products, which could harm our business. They could develop their products in a more proprietary way to favor their own products, or as those offered by a third party, which could make it much harder for us to compete in the J2EE software market.

WE DEPEND ON THE JAVA PROGRAMMING LANGUAGE, THE ENTERPRISE JAVABEANS STANDARD AND THE JAVA 2 ENTERPRISE EDITION (J2EE) STANDARD AND DISTRIBUTED OBJECT COMPUTING, AND IF THESE TECHNOLOGIES FAIL TO GAIN ACCEPTANCE, OUR BUSINESS COULD SUFFER.

         We are focusing our marketing efforts on our EDGEXTEND products, which are based on three technologies, which have not been widely adopted by a large number of companies. These three technologies are a distributed object computing architecture, Sun Microsystems' Java programming language and J2EE. Distributed object computing combines the use of software modules, or objects, communicating across a computer network to software applications, such as our EDGEXTEND products. Our products depend upon and conform to the EJB standard. Sun Microsystems released the EJB standard in 1998, and thus far EJB has had limited market acceptance. EJB is a part of the J2EE standard; J2EE is the Java programming standard for use in an application server. Since most of our products depend upon the specialized J2EE and EJB standards, we face a limited market compared to competitors who may offer application servers based on more widely accepted standards, including the Java programming language. We expect a material portion of our future revenues will come from sales of products based on the J2EE standard. Thus, our success depends significantly upon broad market acceptance of distributed object computing in general, and Java application servers in particular. If J2EE and EJB does not become a widespread programming standard for application servers, our revenues and business could suffer.

IF WE DO NOT DELIVER PRODUCTS THAT MEET RAPIDLY CHANGING TECHNOLOGY STANDARDS AND CUSTOMER DEMANDS, WE WILL LOSE MARKET SHARE TO OUR COMPETITORS.

         The market for our products and services is characterized by rapid technological change, dynamic customer demands and frequent new product introductions and enhancements. Customer requirements for products can change rapidly as a result of innovation in software applications and hardware configurations and the emergence or adoption of new industry standards, including Internet technology standards. We may need to increase our research and development investment over our current targeted spending levels to maintain our technological leadership. Our future success depends on our ability to continue to enhance our current products and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments. For example, as Sun Microsystems introduces new J2EE specifications, we may need to introduce new versions of EDGEXTEND designed to support these new specifications to remain competitive. If IBM or BEA introduce new versions of WebSphere and WebLogic, we may need to introduce new versions of EDGEXTEND designed to support these new versions. If we do not bring enhancements and new versions of our products to market in a timely manner, our market share and revenues could decrease and our reputation could suffer. If we fail to anticipate or respond adequately to changes in technology and customer needs, or if there are any significant delays in product development or introduction, our revenues and business could suffer.

         Our EDGEXTEND for WebSphere product was released in March 2002, our EDGEXTEND for WebLogic product was released in August 2002 and our EDGEXTEND for ..NET product was released in October 2002. Any delays in releasing future enhancements to these products or new products on a generally available basis may materially effect our future revenues.

BECAUSE OUR DIRECT SALES TEAM IS CURRENTLY OUR MOST CRITICAL SALES CHANNEL, ANY FAILURE TO MAINTAIN AND TRAIN THIS TEAM MAY RESULT IN LOWER REVENUES.

         We must maintain a strong direct sales team to generate revenues. In the last several years, we have experienced significant turnover in our sales team. In the past, newly hired employees have required training and approximately six to nine months experience to achieve full productivity. Like many companies in the software industry, we are likely to continue to experience turnover in our sales force and we may not be able to hire enough qualified individuals in the future. As a result of our employee turnover, a number of our sales people are relatively new and we may not meet our sales goals. In addition, our recently hired employees may not become productive.

BECAUSE OUR FUTURE REVENUE GOALS ARE BASED ON OUR DEVELOPMENT OF A STRONG SALES CHANNEL THROUGH INDEPENDENT SOFTWARE VENDORS, SYSTEMS INTEGRATORS, OEM PARTNERS AND OTHER RESELLERS, ANY FAILURE TO DEVELOP THIS CHANNEL MAY RESULT IN LOWER REVENUES.

         To date, we have sold our products primarily through our direct sales force, but our ability to achieve revenue growth will depend in large part on our success in establishing and leveraging relationships with independent software vendors, system integrators, OEM partners and third parties. It may be difficult for us to establish these relationships, and, even if we establish these relationships, we will then depend on the sales efforts of these third parties. In addition, because these relationships are nonexclusive, these third parties may choose to sell application servers, data management products or other alternative solutions offered by our competitors, and not our products. If we fail to successfully build our third-party distribution channels or if our third party partners do not perform as expected, our business could be harmed.

BECAUSE OUR PRODUCTS ARE OFTEN INCORPORATED INTO ENTERPRISE-WIDE SYSTEM DEPLOYMENTS, ANY DELAYS IN THESE PROJECTS MAY RESULT IN LOWER REVENUES.

         Because our products are often incorporated into multi-million dollar enterprise projects, we depend on the successful and timely completion of these large projects to fully deploy our products and achieve our revenue goals. These enterprise projects often take many years to complete and can be delayed by a variety of factors, including general or industry-specific economic downturns, our customers' budget constraints, other customer-specific delays, problems with other system components or delays caused by the OEM, independent software vendors, system integrators or other third-party partners who may be managing the system deployment. If our customers cannot successfully implement large-scale deployments, or they determine for any reason that our products cannot accommodate large-scale deployments or that our products are not appropriate for widespread use, our business could suffer. In addition, if an OEM, independent software vendors, system integrator or other third-party partner fails to complete a project utilizing our product for a customer in a timely manner, our revenues or business reputation could suffer.

BECAUSE WE COMPETE WITH SUN MICROSYSTEMS, WHO CONTROLS THE J2EE APPLICATION SERVER STANDARD, WE FACE THE RISK THAT THEY MAY DEVELOP THIS STANDARD TO FAVOR THEIR OWN PRODUCTS.

         Because Sun Microsystems controls the J2EE standard, we need to maintain a good working relationship with Sun Microsystems as we decide to develop future versions of EDGEXTEND, as well as additional products using J2EE, that will gain market acceptance. In March 1998, we entered into a license agreement with Sun Microsystems, pursuant to which we granted Sun Microsystems rights to manufacture and sell, by itself and not jointly with others, products under a number of our patents, and Sun Microsystems granted us rights to manufacture and sell, by ourselves and not jointly with others, products under a number of Sun Microsystems' patents. As a result, Sun Microsystems may develop and sell some competing products that would, in the absence of this license agreement, infringe our patents. Because Sun Microsystems controls the J2EE standard, it could develop the J2EE standard in a more proprietary way to favor a product offered by its own products, or a third party, which could make it much harder for us to compete in the J2EE software market.

MICROSOFT HAS ESTABLISHED A COMPETING APPLICATION SERVER STANDARD, WHICH COULD DIMINISH THE MARKET POTENTIAL FOR OUR PRODUCTS IF IT GAINS WIDESPREAD ACCEPTANCE.

         Our primary success has come in the J2EE market. Microsoft has established a competing standard for distributed computing, .NET. Our .NET products are new and unproven in the marketplace. If this standard gains widespread market acceptance over the J2EE or CORBA standards, our business could suffer. Because of Microsoft's resources and commanding position with respect to other markets and technologies, Microsoft's entry into the application server market may cause our potential customers to delay or change purchasing decisions. We expect that Microsoft's presence in the application server market will increase competitive pressure in this market.

WE FACE SIGNIFICANT COMPETITION FROM COMPANIES WITH GREATER RESOURCES THAN WE HAVE AND MAY FACE ADDITIONAL COMPETITION IN THE FUTURE.

         The markets for our products are intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We believe that the principal competitive factors in our markets are:

         o performance, including scalability, integrity and availability;

         o ability to provide a competitive return on investment to the customer;

         o flexibility;

         o use of standards-based technology (e.g. J2EE);

         o ease of integration with customers' existing enterprise systems;

         o ease and speed of implementation;

         o quality of support and service;

         o security;

         o company reputation and perception of viability; and

         o price.

         In the EDGEXTEND market, alternative technology is available from a variety of sources. Companies such as Versant, Gemstone and Excelon are middleware vendors that offer alternative data management solutions that directly target EDGEXTEND's market. In addition, many prospective customers may build their own custom solutions.

         In the DIRECTALERT market, alternative approaches are provided by a variety of sources, including the potential for internal development. Company vendors such as SpiritSoft, TIBCO, and IBM provide message-oriented middleware software which may evolve into competitive products. Vendors such as webMethods and Business Objects provide alternative architectures for business intelligence information. DIRECTALERT is based on licensed technology, which the Company is licensed to distribute on a non-exclusive basis.

         We continue to sell current and earlier versions of POWERTIER for J2EE application server to current customers. Our competitors for POWERTIER include both publicly and privately-held enterprises, including BEA Systems (WebLogic), IBM (WebSphere), Oracle (OAS), Secant Technologies and Sun Microsystems (Sun ONE Application Server). Many customers may not be willing to purchase our POWERTIER products because they have already invested heavily in databases and other enterprise software components offered by these competing companies. Many of these competitors have pre-existing customer relationships, longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and larger installed bases of customers than we do.

IF THE MARKETS FOR INFRASTRUCTURE SOFTWARE FOR NETWORKS AND WEB-BASED PRODUCTS AND SERVICES DO NOT DEVELOP AS WE CURRENTLY ENVISION, OUR BUSINESS MODEL COULD FAIL AND OUR REVENUES COULD DECLINE.

         Our performance and future success will depend on the growth and widespread adoption of the markets for infrastructure software for networks and web-based products and services. If these markets do not develop in the manner we currently envision, our business could be harmed. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, accessibility and quality of network service, remain unresolved and may negatively affect the growth of the Internet as a platform for conducting various forms of electronic commerce. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity or due to increased government regulation.

OUR FAILURE TO MANAGE OUR RESOURCES COULD IMPAIR OUR BUSINESS.

         Achieving our planned revenue targets and other financial objectives will place significant demands on our management and other resources, in particularly because we must achieve our revenue and product development goals using both fewer people and less money. Our ability to manage our resources effectively will require us to continue to improve our sales process and to train, motivate and manage our employees. If we are unable to manage our business effectively within our current budget, we may not be able to retain key personnel and the quality of our services and products may suffer.

OUR BUSINESS COULD SUFFER IF WE CANNOT ATTRACT AND RETAIN THE SERVICES OF KEY EMPLOYEES.

         Our future success depends on the ability of our management to operate effectively, both individually and as a group. We are substantially dependent upon the continued service of our existing executive personnel, especially Christopher T. Keene, our Chief Executive Officer. We do not have a key person life insurance policy covering Mr. Keene or any other officer or key employee. Our success will depend in large part upon our ability to attract and retain highly-skilled employees, particularly sales personnel and software engineers. If we are not successful in attracting and retaining these skilled employees, our sales and product development efforts would suffer. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of that employee and any resulting loss of existing or potential customers to a competitor could harm our business. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

OUR SOFTWARE PRODUCTS MAY CONTAIN DEFECTS OR ERRORS, AND SHIPMENTS OF OUR SOFTWARE MAY BE DELAYED.

         Complex software products often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Our products have in the past contained and may in the future contain errors and defects, which may be serious or difficult to correct and which may cause delays in subsequent product releases. Delays in shipment of scheduled software releases or serious defects or errors could result in lost revenues or a delay in market acceptance, which could have a material adverse effect on our revenues and reputation.

WE MAY BE SUED BY OUR CUSTOMERS FOR PRODUCT LIABILITY CLAIMS AS A RESULT OF FAILURES IN THEIR CRITICAL BUSINESS SYSTEMS.

         Because our customers use our products for important business applications, errors, defects or other performance problems could result in financial or other damages to our customers. They could pursue claims for damages, which, if successful, could result in our having to make substantial payments. Although our purchase agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. A product liability claim brought against us, even if meritless, would likely be time consuming and costly for us to litigate or settle.

A SIGNIFICANT PORTION OF OUR REVENUES IS DERIVED FROM INTERNATIONAL SALES, WHICH COULD DECLINE AS A RESULT OF LEGAL, BUSINESS AND ECONOMIC RISKS SPECIFIC TO INTERNATIONAL OPERATIONS.

         Our future success will depend, in part, on our successful development of international markets for our products. Approximately 64% of our total revenues came from sales of products and services outside of the United States for the three months ended March 31, 2003 and approximately 37% of our total revenues came from sales of products and services outside of the United States for the three months March 31, 2002. Approximately 44% of our total revenues came from sales of products and services outside of the United States for the year ended December 31, 2002, and approximately 33% of our total revenues came from sales of products and services outside of the United States for the year ended December 31, 2002. We expect international revenues to continue to represent a significant portion of our total revenues. To date, almost all of our international revenues have resulted from our direct sales efforts. In international markets, however, we expect that we will depend more heavily on third party distributors to sell our products in the future. The success of our international strategy will depend on our ability to develop and maintain productive relationships with these third parties. The failure to develop key international markets for our products could cause a reduction in our revenues. Additional risks related to our international expansion and operation include:

         o difficulties of staffing, funding and managing foreign operations;

         o future dependence on the sales efforts of our third party distributors to expand business;

         o longer payment cycles typically associated with international sales;

         o tariffs and other trade barriers;

         o failure to comply with a wide variety of complex foreign laws and changing regulations;

         o exposure to political instability, acts of war, terrorism and economic downturns;

         o failure to localize our products for foreign markets;

         o restrictions under U.S. law on the export of technologies;

         o potentially adverse tax consequences;

         o reduced protection of intellectual property rights in some countries; and

         o currency fluctuations.

         The majority of our product sales outside the United States are denominated in U.S. dollars. We do not currently engage in any hedging transactions to reduce our exposure to currency fluctuations as a result of our foreign operations. We are not currently ISO 9000 compliant, nor are we attempting to meet all foreign technical standards that may apply to our products. Our failure to develop our international sales channel as planned could cause a decline in our revenues.

IF WE DO NOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION MAY BE IMPAIRED.

         Our success depends on our ability to protect our proprietary rights to the technologies used in our products, and yet the measures we are taking to protect these rights may not be adequate. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. We rely on a combination of patents, copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary technology, but these legal means afford only limited protection. Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs and diversion of management attention and resources.

WE MAY BE SUED FOR PATENT INFRINGEMENT.

         The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. As the number of entrants into our market increases, the possibility of an intellectual property claim against us grows. For example, we may be inadvertently infringing a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware, which will cause us to be infringing when it issues in the future. To address these patent infringement claims, we may have to enter into royalty or licensing agreements on disadvantageous commercial terms. Alternatively, we may be unable to obtain a necessary license. A successful claim of product infringement against us, and our failure to license the infringed or similar technology, would harm our business. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and would divert management attention from administering our core business.

FUTURE SALES OF OUR COMMON STOCK, INCLUDING THE SHARES BEING OFFERED BY THIS PROSPECTUS, MAY DEPRESS OUR STOCK PRICE.

         If our current stockholders sell substantial amounts of common stock, including the shares being offered by this prospectus, in the public market, the market price of our common stock could fall. In addition, these sales of common stock could impede our ability to raise funds at an advantageous price, or at all, through the sale of securities. As of March 31, 2003, we had approximately 24,044,735 shares of common stock outstanding. Virtually all of our shares, other than shares held by affiliates, are freely tradable. In addition, shares held by affiliates are tradable, subject to the volume and other restrictions of Rule 144. When the SEC declares the Registration Statement on Form S-3, of which this prospectus is a part, effective, the selling stockholders will be able to freely trade their shares in the public market, which could result in a decrease in the price of our stock, provided however, that the selling stockholders that are affiliated with Needham Capital Partners will be able to freely trade their shares subject to certain restrictions as a result of their status as an affiliate.

OUR STOCK PRICE HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE, AND WE HAVE RECEIVED A NOTICE FROM NASDAQ REGARDING THE POSSIBLE DELISTING OF OUR STOCK FROM THE NASDAQ SMALLCAP MARKET.

         Our common stock price has been and may continue to be highly volatile, and we expect that the market price of our common stock will continue to be subject to significant fluctuations, as a result of variations in our quarterly operating results and the overall volatility of the Nasdaq SmallCap Market. These fluctuations have been, and may continue to be, exaggerated because an active trading market has not developed for our stock. Thus, investors may have difficulty selling shares of our common stock at a desirable price, or at all. Furthermore, we have received a notice from the Nasdaq SmallCap Market that if our stock does not meet the minimum $1.00 per share minimum requirement for a 10-day period by June 2, 2003, our stock may be delisted from the Nasdaq SmallCap Market. If we cannot achieve compliance we expect to receive a formal delisting notice from the Nasdaq SmallCap Market. We currently intend to seek a Nasdaq hearing for appeal if and when we receive such notice of delisting. The maintenance of our Nasdaq SmallCap Market listing is very important to us. We are seeking approval for a reverse stock split at our upcoming annual meeting of stockholders in June 2003 in order to enable us to maintain our Nasdaq SmallCap Market listing. If our stock is delisted from the Nasdaq SmallCap Market, our stock would trade on the OTC "bulletin board". Delisting from the Nasdaq SmallCap Market could negatively impact our reputation and consequently our business.

         In addition, the market price of our common stock may rise or fall in the future as a result of many factors, such as:

         o variations in our quarterly results;

         o announcements of technology innovations by us or our competitors;

         o introductions of new products by us or our competitors;

         o acquisitions or strategic alliances by us or our competitors;

         o hiring or departure of key personnel;

         o the gain or loss of a significant customer or order;

         o changes in estimates of our financial performance or changes in recommendations by securities analysts;

         o market conditions and expectations regarding capital spending in the software industry and in our customers' industries; and

         o adoption of new accounting standards affecting the software industry.

         The market prices of the common stock of many companies in the software and Internet industries have experienced extreme price and volume fluctuations, which have often been unrelated to these companies' operating performance. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its stock. We may in the future be a target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business.

THE ANTITAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW COULD DISCOURAGE A TAKEOVER.

         Provisions in our certificate of incorporation, bylaws and Delaware law may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable. These provisions may also discourage proxy contests or make it more difficult for stockholders to take corporate action. These provisions include the following:

         o establishing a classified board in which only a portion of the total board members will be elected at each annual meeting;

         o authorizing the board to issue preferred stock;

         o prohibiting cumulative voting in the election of directors;

         o limiting the persons who may call special meetings of stockholders;

         o prohibiting stockholder action by written consent; and

         o establishing advance notice requirements for nominations for election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT COULD DISRUPT OUR BUSINESS AND DILUTE OUR STOCKHOLDERS.

         As part of our business strategy, we expect to review acquisition prospects that we believe would be advantageous to the development of our business. While we have no current agreements or negotiations underway with respect to any major acquisitions of third-party technology, we may make acquisitions of businesses, products or technologies in the future. If we make any acquisitions, we could take any or all of the following actions, any of which could materially and adversely affect our financial results and the price of our common stock:

         o issue equity securities that would dilute existing stockholders' percentage ownership;

         o incur substantial debt;

         o assume contingent liabilities; or

         o take substantial charges in connection with the impairment of goodwill and amortization of other intangible assets.

         Acquisitions also entail numerous risks, including:

         o difficulties in assimilating acquired operations, products and personnel with our pre-existing business;

         o unanticipated costs;

         o diversion of management's attention from other business concerns;

         o adverse effects on existing business relationships with suppliers and customers;

         o risks of entering markets in which we have limited or no prior experience; and

         o potential loss of key employees from either our preexisting business or the acquired organization.

         We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business.

                                   THE COMPANY

         Persistence provides a suite of Data Services products that sit between existing databases--such as Oracle and DB2, and application servers--such as BEA, WebLogic, IBM, WebSphere, and Microsoft .NET. Developers can configure these products, creating a "Data Services" layer that positions business information for more efficient access for users, dramatically reduces network traffic and data latency, and results in better application performance at a much lower infrastructure cost. Persistence integrated Data Services include: object-relational mapping, transactional caching, guaranteed synchronization, "uninterruptible" application fail over and rule-based client notification. Persistence's Data Services are also cross-platform, providing a "data bridge" between J2EE, .Net, Java and C++ applications.

         Persistence caching solutions help systems "remember" answers from each processing step. When the system receives a request for which it has an answer, it can respond immediately, without traveling to back-end databases to generate an answer. Synchronization technology ensures that these cached answers are always accurate, even as the source data changes. Customer profile management, logistics, exchanges, trading desks, and supply chain management systems are just a few examples of query-intensive online systems that can realize significant increases in capacity and performance through online caching.

         Customers are able to more effectively manage enterprise data through re-architecting their IT infrastructure using Persistence Data Services products. Persistence Data Services solutions result in real-time, highly scalable, distributed applications without incurring the high costs of additional hardware and replicated databases. Decision makers and customers located at any location can now have an immediate "business visibility" into their data, that is, an up-to-date view into the data that they need, when and where they need it.

         Enterprises are creating competitive advantage by achieving the goal of the zero-latency enterprise through Data Services, the immediate distribution and management of business information. Delivering real-time data enhances employee productivity, improves operations, and enables improved relationships with customers. Data Services also ensures business continuity by providing immediate fail-over options preventing data center outages from interrupting business processing.

         Our EDGEXTEND data services software for Sun Microsystems' full Java 2 Platform, Enterprise Edition (J2EE, formerly known as Enterprise Java Beans or
EJB) application servers, C++ and .NET application servers offers a data architecture that integrates with IBM's WebSphere, BEA's WebLogic, and Microsoft ..NET, plus C++ application servers to support highly distributed and transaction-oriented applications both within data centers and in remote locations. Our DIRECTALERT product is a proactive, personalized client caching and notification reporting product for zero latency applications which extends the reach of enterprise systems to small form-factor devices such as mobile phones, wireless PDAs, and digital set-top boxes.

         We were incorporated in May 1991 as Fulcrum Innovations, Inc. and subsequently changed our name to Persistence Software, Inc. Our principal executive offices are located at 1720 South Amphlett Blvd., Third Floor, San Mateo, California 94402 and our telephone number at that location is (650) 372-3600. References in the prospectus to "we," "our," "us," the "Company" and "Persistence" refer to Persistence Software, Inc., a Delaware corporation. Information contained in our website at http://www.persistence.com does not constitute part of this prospectus.


                                 USE OF PROCEEDS

         The proceeds from the sale of the shares of common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

          ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS

         On June 28, 2001, we issued a warrant to purchase up to 80,000 shares of our common stock at an exercise price of $0.57 per share to RCG Capital Markets Group, Inc. in a private placement transaction. On October 18, 2002, we issued a warrant to purchase 50,000 shares of our common stock at an exercise price of $0.38 per share to RTX Securities Corporation in a private placement transaction. On November 26, 2002, we issued 3,758,692 shares of our common stock at a purchase price of $0.5321 per share, and warrants to purchase up to 1,205,130 shares of our common stock at an exercise price of $0.75 per share, to certain purchasers affiliated with Needham Capital Partners identified under the heading "Selling Stockholders" on page 17 of this prospectus in a private placement transaction. This prospectus covers the resale of these shares of common stock, including the shares of common stock issuable upon exercise of the warrants.

                              PLAN OF DISTRIBUTION

         We are registering shares on behalf of the selling stockholders. We are required to keep the Registration Statement on Form S-3 of which this prospectus is a part effective until the earlier of (i) the date when the selling stockholders have sold all the shares pursuant to the Registration Statement on Form S-3, (ii) the date on which all of the shares may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended or (iii) _____________, 2004, the date that is 18 months after the date on which the Registration Statement on Form S-3 is declared effective by the SEC. We are also required to file an additional registration statement at the request of certain of the selling stockholders under certain circumstances.

         As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap

Market, or otherwise, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short and redeliver the shares to close out those short positions. The selling stockholders also may enter into option or other transactions or the creation of one or more derivative securities with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect those transactions). The selling stockholders also may pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         The selling stockholders and any broker-dealers that act in connection with the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act of 1933. Liabilities under the federal securities laws cannot be waived.

         The selling stockholders will be subject to prospectus delivery requirements under the Securities Act of 1933. In the event of a "distribution" of shares by a selling stockholder, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         80,000 shares of common stock offered pursuant to this prospectus, all of which are issuable upon exercise of a warrant, were originally issued by us to RCG Capital Markets Group, Inc. on June 28, 2001 in a private placement transaction. As part of that transaction, we agreed to indemnify RCG Capital Markets Group, Inc. against certain liabilities, including liabilities arising under the Securities Act that could arise in connection with the sale of the shares by RCG Capital Markets Group, Inc. RCG Capital Markets Group, Inc. has also agreed to indemnify us against certain liabilities arising under the Securities Act.

         50,000 shares of common stock offered pursuant to this prospectus, all of which are issuable upon exercise of a warrant, were originally issued by us to RTX Securities Corporation on October 18, 2002 in a private placement transaction. As part of that transaction, we agreed to indemnify RTX Securities Corporation against certain liabilities, including liabilities arising under the Securities Act that could arise in connection with the sale of the shares by RTX Securities Corporation. RTX Securities Corporation has also agreed to indemnify us against certain liabilities arising under the Securities Act.

         4,963,822 shares of common stock offered pursuant to this prospectus (including 1,205,130 shares of our common stock issuable upon exercise of warrants) were originally issued by us to certain purchasers affiliated with Needham Capital Partners identified under "Selling Stockholders" on page 17 of this prospectus on November 26, 2002 in a private placement transaction. As part of that transaction, we agreed to indemnify each of such selling stockholders against certain liabilities, including liabilities arising under the Securities Act that could arise in connection with the sale of the shares by the selling stockholders. Such selling stockholders have also agreed to indemnify us against certain liabilities arising under the Securities Act. In connection with the private placement we also appointed Thomas P. Shanahan, a managing member of certain funds affiliated with Needham Capital Management, to our board of directors as a Class III director.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of March 31, 2003 with respect to the selling stockholders. We are unable to determine the exact number of shares that actually will be sold by the selling stockholders. We do not know how long the selling stockholders will hold the shares before selling them. We assume each selling stockholder will sell all shares offered by such selling stockholder in this prospectus.

         We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respects to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 24,044,735 shares of common stock outstanding on March 31, 2003.

         Asterisks represent beneficial ownership of less than one percent. Except as indicated by the footnotes below, no selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years. None of the selling stockholders are broker/dealers or affiliates of broker/dealers.

                                                        SHARES BENEFICIALLY      SHARES OFFERED      SHARES BENEFICIALLY
                                                            OWNED PRIOR              BY THIS             OWNED AFTER
                 SELLING STOCKHOLDER                      TO THE OFFERING           PROSPECTUS         THE OFFERING (1)
                 -------------------                      ---------------           ----------         ----------------
                                                         Number      Percent                         Number       Percent
                                                         ------      -------                         ------       -------
Needham Capital Partners III, L.P. (2)(3)               3,818,932       15.88%         3,818,932           --          *
     445 Park Avenue
     New York, NY 10022

Needham Capital Partners III (Bermuda), L.P. (2)(4)       752,732        3.13            752,732           --          *
     445 Park Avenue
     New York, NY 10022

Needham Capital Partners IIIA, L.P (2)(5)                 392,158        1.63            392,158           --          *
     445 Park Avenue
     New York, NY 10022

RCG Capital Markets Group, Inc. (6)                        80,000           *             80,000           --          *
     5635 E. Thomas Road
     Phoenix, AX 85018

RTX Securities Corporation (7)                             50,000           *             50,000           --          *
     100 Pine Street, Suite 500
     San Francisco, CA 94111


-----------------------

*Represents less than 1 percent ownership

(1) Assumes each selling stockholder will sell all shares offered by such selling stockholder in this prospectus.

(2) Needham Capital Management, L.L.C. is the general partner of each of Needham Capital Partners III, L.P. and Needham Capital Partners IIIA, L.P. Needham Capital Management (Bermuda), L.L.C. is the general partner of Needham Capital Partners III (Bermuda), L.P. Thomas P. Shanahan, a member of our board of directors, is a managing member of each of Needham Capital Management, L.L.C. and Needham Capital Management (Bermuda), L.L.C.

(3) Includes 927,171 shares of common stock issuable upon exercise of a warrant at an exercise price of $0.75 per share.

(4) Includes 182,750 shares of common stock issuable upon exercise of a warrant at an exercise price of $0.75 per share.

(5) Includes 95,209 shares of common stock issuable upon exercise of a warrant at an exercise price of $0.75 per share.

(6) Consists of 80,000 shares of common stock issuable upon exercise of a warrant at an exercise price of $0.57 per share. RCG Capital Markets Group, Inc. may exercise the warrant in accordance with the following schedule:
     (i) 20,000 shares of common stock were exercisable as of June 28, 2001; and
     (ii) 60,000 shares of common stock shall become exercisable on or after June 28, 2006, subject to certain shares becoming exercisable earlier upon the achievement of certain milestones or events.
(7) Consists of 50,000 shares of common stock issuable upon exercise of a warrant at an exercise price of $0.38 per share.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for Persistence by Venture Law Group, A Professional Corporation, 2775 Sand Hill Road, Menlo Park, California 94025. Mark Medearis, a director of Venture Law Group, is our Assistant Secretary.

                                     EXPERTS

         The consolidated financial statements and the dated financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's Internet site at http://www.sec.gov.

         Our website is www.persistence.com. We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports available free of charge as soon as reasonably practicable as we file these reports with the Securities and Exchange Commission.

         Our common stock is quoted on the Nasdaq SmallCap Market. Reports, proxy and information statements and other information concerning Persistence may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003 (File No. 000-25857).

         2. Our Proxy Statement dated April 29, 2003, filed on April 29, 2003 in connection with our June 5, 2003 Annual Meeting of Stockholders (File No. 000-25857).

         3. The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on April 23, 1999 (File No. 000-25857).

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this registration statement and prior to the effectiveness of this registration statement, shall be deemed to be incorporated by reference.

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to such documents. You should direct any requests for documents to Christine Russell, 1720 South Amphlett Blvd., Third Floor, San Mateo, California 94402, (650) 372-3600.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including those identified by the words "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" and similar expressions. These forward-looking statements include, among others, statements regarding:

         o the trends we see in our business and the markets in which we operate;

         o the features, functionality and market acceptance of our products (including newly launched products and services); and

         o our expectations for our future operating results and cash flows.

         These statements are subject to risks and uncertainties, including those set forth in the "Risk Factors" section beginning on page 1, and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this prospectus are made as of the date hereof. We assume no obligation to update any such forward-looking statement or reason why actual results might differ except as required by the Exchange Act. You should carefully review the section entitled "Risk Factors" and of our subsequently filings with the SEC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale and distribution of the shares of common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts shown are estimates except the SEC registration fee.

                                                                   AMOUNT
                                                                 TO BE PAID
                                                                 ----------

SEC registration fee........................................   $        254.69
Legal fees and expenses.....................................         65,000.00
Accounting fees and expenses................................         10,000.00
Transfer agent fees.........................................          2,000.00
Miscellaneous expenses......................................         34,500.00
                                                               -----------------

         Total..............................................   $    111,754.69
                                                               =================

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Amended Bylaws provide generally for indemnification of our officers, directors, agents and employees to the maximum extent authorized and in the manner permitted by the General Corporation Law of the State of Delaware (the "DGCL"). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         As permitted by Section 102 of the DGCL, our stockholders have approved and incorporated provisions into Article XII of our Amended and Restated Certificate of Incorporation and Article XII of our Amended Bylaws eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for liability under
Section 174 of the DGCL or liability for any breach of the director's duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. Persistence has also entered into agreements with its directors and certain of its officers that will require Persistence, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

         In connection with this offering, the selling stockholders have agreed to indemnify Persistence, its directors and officers and each such person who controls Persistence, against any and all liability arising from inaccurate information provided to Persistence by the selling stockholders and contained herein, up to a maximum of the net proceeds received by the selling stockholders from the sale of their shares hereunder, except in the case of willful fraud.


ITEM 16.   EXHIBITS

      EXHIBIT
       NUMBER     DESCRIPTION OF EXHIBIT
       ------     ----------------------

         4.2* Common Stock Warrant, Warrant No. W-CS-1, dated June 28, 2001, issued to RCG Capital Markets Group, Inc.

         4.3 Common Stock Warrant, Warrant No. W-CS-2, dated October 18, 2002, issued to RTX Securities Corporation.

         5.1      Opinion of Venture Law Group, A Professional Corporation.

         10.12* Registration Rights Agreement dated as of June 28, 2001 between Persistence and RCG Capital Markets Group, Inc.

         10.19** Common Stock Purchase Agreement dated as of November 26, 2002 by and between Persistence Software, Inc. and Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P. and Needham Capital Partners III (Bermuda), L.P.

         10.20** Registration Rights Agreement dated as of November 26, 2002 by and between Persistence Software, Inc. and Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P. and Needham Capital Partners III (Bermuda), L.P.

         10.21** Voting Agreement dated as of November 26, 2002 by and between Persistence Software, Inc., Christopher T. Keene and Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P. and Needham Capital Partners III (Bermuda), L.P.

         10.22** Form of Common Stock Warrant dated as of November 26, 2002 issued Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P. and Needham Capital Partners III (Bermuda), L.P.

         10.23 Registration Rights Agreement dated as of October 18, 2002 between Persistence and RTX Securities Corporation.

         23.1     Independent Auditors' Consent.

         23.2     Consent of Counsel (included in Exhibit 5.1).

         24.1     Power of Attorney (see page II-5).

         * Filed as an exhibit to our Registration Statement on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 14, 2001 and incorporated herein by reference.

         ** Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 27, 2002 and incorporated herein by reference.

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 30th day of April, 2003.

                                                     PERSISTENCE SOFTWARE, INC.

                                                     By: /S/  CHRISTINE RUSSELL
                                                         -----------------------
                                                         Christine Russell
                                                         Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Christopher T. Keene and Christine Russell, and each of them, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, or his or their substitute or substitutes to any and all amendments to said Registration Statement.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


  SIGNATURE                              TITLE                                      DATE
  ---------                              -----                                      ----

     /S/  CHRISTOPHER T. KEENE           Chief Executive Officer and Director      April 30, 2003
  -----------------------------------    (Principal Executive Officer)
     Christopher T. Keene

     /S/  CHRISTINE RUSSELL              Chief Financial Officer and Secretary     April 30, 2003
  -----------------------------------    (Principal Accounting Officer)
     Christine Russell

     /S/  LAWRENCE OWEN BROWN            Director                                   April 30, 2003
  -----------------------------------
     Lawrence Owen Brown

     /S/  CHRISTOPHER PAISLEY            Director                                   April 30, 2003
  -----------------------------------
     Christopher Paisley

     /S/  THOMAS P. SHANAHAN             Director                                   April 30, 2003
  -----------------------------------
     Thomas P. Shanahan

     /S/  SANJAY VASWANI                 Director                                   April 30, 2003
  -----------------------------------
     Sanjay Vaswani

                                      II-5

                           PERSISTENCE SOFTWARE, INC.

                                INDEX TO EXHIBITS


    EXHIBIT NUMBER                    DESCRIPTION OF DOCUMENT
    --------------                    -----------------------

         4.2* Common Stock Warrant, Warrant No. W-CS-1, dated June 28, 2001, issued to RCG Capital Markets Group, Inc.
         4.3 Common Stock Warrant, Warrant No. W-CS-2, dated October 18, 2002, issued to RTX Securities Corporation.
         5.1      Opinion of Venture Law Group, A Professional Corporation.
         10.12* Registration Rights Agreement dated as of June 28, 2001 between Persistence and RCG Capital Markets Group, Inc.
         10.19** Common Stock Purchase Agreement dated as of November 26, 2002 by and between Persistence Software, Inc. and Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P. and Needham Capital Partners III (Bermuda), L.P.
         10.20** Registration Rights Agreement dated as of November 26, 2002 by and between Persistence Software, Inc. and Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P. and Needham Capital Partners III (Bermuda), L.P.
         10.21** Voting Agreement dated as of November 26, 2002 by and between Persistence Software, Inc., Christopher T. Keene and Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P. and Needham Capital Partners III (Bermuda), L.P.
         10.22** Form of Common Stock Warrant dated as of November 26, 2002 issued Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P. and Needham Capital Partners III (Bermuda), L.P.
         10.23 Registration Rights Agreement dated as of October 18, 2002 between Persistence and RTX Securities Corporation.
         23.1     Independent Auditors' Consent.
         23.2     Consent of Counsel (included in Exhibit 5.1).
         24.1     Power of Attorney (see page II-5).

------------------------
         * Filed as an exhibit to our Registration Statement on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 14, 2001 and incorporated herein by reference.

         ** Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 27, 2002 and incorporated herein by reference.